Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE
April 22, 2008

Tellabs reports first-quarter 2008 revenue of $464 million

Company is freeing up resources to innovate for customers

Naperville, Ill. — Tellabs’ first-quarter 2008 revenue totaled $464 million, up 3% from $452 million in the first quarter of 2007.

Tellabs earned $17 million or 4 cents per share on a GAAP (U.S. generally accepted accounting principles) basis, compared with $25 million or 6 cents per share in the year-ago quarter.

On a non-GAAP basis, Tellabs earned $32 million or 8 cents per share, compared with $34 million or 8 cents per share in the year-ago quarter. Non-GAAP results exclude a pretax charge of $22.6 million, which includes $8.0 million or 1.3 cents per share in equity-based compensation expense.

Non-GAAP gross profit margins were 39% in the first quarter of 2008, compared with 34% in the fourth quarter of 2007. The change stemmed from a shift in product mix.

“Tellabs performed well in a challenging industry environment. Going forward, our top priority is to free up resources to innovate for customers,” said Rob Pullen, Tellabs president and chief executive officer.

Tellabs is discontinuing the Tellabs® 8865 optical line terminal, but continuing development of the Tellabs® 1100 GPON (gigabit passive optical network) multiservice access series. Tellabs will use freed-up resources to fund growth initiatives.

Broadband — First-quarter 2008 revenue from the broadband segment totaled $202 million, down 8% from $219 million in the first quarter of 2007. Within the broadband segment:

•	Data revenue was $43 million, up 51% from $29 million in the year-ago quarter.

•	Access revenue was $100 million, down 18% from $121 million in the year-ago quarter.

•	Managed access revenue was $59 million, down 14% from $69 million in the year-ago quarter.

Transport — First-quarter 2008 transport revenue totaled $206 million, up 8% from $191 million in the year-ago quarter.

Services — First-quarter 2008 services revenue was $56 million, up 34% from $42 million in the year-ago quarter.

Second-Quarter 2008 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Tellabs expects second-quarter revenue to be in the range of $425 million to $445 million. Non-GAAP gross margin is expected to be 31%, plus or minus, as a result of product mix. Non-GAAP operating expense is expected to be flat to slightly down from the first quarter of 2008. Non-GAAP gross margin excludes about $2 million in equity-based compensation expense. Non-GAAP operating expense excludes about $6 million in equity-based compensation expense.

Share Repurchase – Under previously announced share repurchase programs, Tellabs repurchased 21.5 million shares at a cost of $142 million during the first quarter of 2008. Since 2005, Tellabs has repurchased 92.9 million shares at a cost of $803 million (about 20% of shares outstanding).

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Daylight Time today to discuss its first-quarter 2008 results and provide its outlook for the second quarter of 2008. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Daylight Time today, until midnight Central Daylight Time on Thursday, April 24, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 42786217. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index and the S&P 500. www.tellabs.com

###

Forward-Looking Statements — This news release, which includes the results of operations discussion that follows, contains forward-looking statements, including but not limited to the guidance information contained in this release that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2008/1q08.pdf

Tellabs® and are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF INCOME

Unaudited

	First Quarter
In millions, except per-share data	3/28/08	3/30/07
Revenue
Products	$408.0	$410.0
Services	56.1	41.9

Total revenue	464.1	451.9

Cost of Revenue
Products	242.8	233.0
Services	43.4	33.0

Total cost of revenue	286.2	266.0

Gross Profit	177.9	185.9

Gross profit as a percentage of revenue	38.3%	41.1%

Gross profit as a percentage of revenue - products	40.5%	43.2%
Gross profit as a percentage of revenue - services	22.6%	21.2%

Operating Expenses
Research and development	80.7	84.5
Sales and marketing	43.4	45.8
General and administrative	26.1	26.6
Intangible asset amortization	5.6	5.6
Restructuring and other charges	8.7	—

Total operating expenses	164.5	162.5

Operating Earnings	13.4	23.4

Other Income
Interest income, net	9.9	11.8
Other income, net	0.6	0.3

Total other income	10.5	12.1

Earnings Before Income Tax	23.9	35.5
Income tax expense	(7.3)	(10.0)

Net Earnings	$16.6	$25.5

Net Earnings Per Share
Basic	$0.04	$0.06

Diluted	$0.04	$0.06

Weighted Average Shares Outstanding
Basic	407.9	438.2

Diluted	408.9	443.2

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	3/28/08	12/28/07
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$172.1	$213.0
Investments in marketable securities	981.7	1,005.5

Total cash and investments	1,153.8	1,218.5
Other marketable securities	254.3	291.0
Accounts receivable, net of allowances of $3.2 and $3.0	367.2	363.8
Inventories
Raw materials	39.6	35.3
Work in process	10.6	11.7
Finished goods	115.6	124.2

Total inventories	165.8	171.2
Income taxes	11.0	10.6
Miscellaneous receivables and other current assets	57.6	56.6

Total Current Assets	2,009.7	2,111.7

Property, Plant and Equipment
Land	21.7	21.2
Buildings and improvements	213.5	209.6
Equipment	448.4	439.3

Total property, plant & equipment	683.6	670.1
Accumulated depreciation	(385.9)	(367.7)

Property, plant and equipment, net	297.7	302.4
Goodwill	1,113.0	1,110.5
Intangible Assets, Net of Amortization	61.4	67.0
Other Assets	154.7	155.0

Total Assets	$3,636.5	$3,746.6

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$81.0	$91.3
Accrued compensation	47.2	49.1
Restructuring and other charges	15.9	10.8
Income taxes	85.6	83.8
Stock loan	254.3	291.0
Deferred revenue	35.8	30.0
Other accrued liabilities	113.2	117.0

Total Current Liabilities	633.0	673.0

Long-Term Restructuring Liabilities	12.5	14.4
Income Taxes	90.9	78.9
Other Long-Term Liabilities	68.8	67.0

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value;
no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value;
494,098,070 and 493,900,528 shares issued	4.9	4.9
Additional paid-in capital	1,467.7	1,459.5
Treasury stock, at cost: 96,691,726 and 75,177,591 shares	(938.8)	(796.7)
Retained earnings	2,129.9	2,113.3
Accumulated other comprehensive income	167.6	132.3

Total Stockholders’ Equity	2,831.3	2,913.3

Total Liabilities and Stockholders’ Equity	$3,636.5	$3,746.6

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	First Quarter
In millions	3/28/08	3/30/07
Operating Activities
Net earnings	$16.6	$25.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21.8	23.3
Equity-based compensation	8.0	8.9
Deferred income taxes	(4.0)	4.3
Restructuring and other charges	8.7	—
Other-than-temporary impairment charge	1.4	—
Net changes in assets and liabilities:
Accounts receivable	24.2	44.4
Inventories	9.7	(42.3)
Miscellaneous receivables and other current assets	2.8	(3.0)
Other assets	18.9	2.8
Accounts payable	(16.4)	(21.3)
Restructuring and other charges	(5.5)	(2.0)
Deferred revenue	5.8	24.6
Other accrued liabilities	(8.0)	(28.7)
Income taxes	0.7	(10.5)
Other long-term liabilities	(2.6)	1.5

Net Cash Provided by Operating Activities	82.1	27.5

Investing Activities
Capital expenditures	(7.1)	(10.4)
Disposals of property, plant and equipment	0.9	0.4
Payments for purchases of investments	(482.3)	(273.7)
Proceeds from sales and maturities of investments	506.3	270.6

Net Cash Provided by (Used for) Investing Activities	17.8	(13.1)

Financing Activities
Proceeds from issuance of common stock under stock plans	0.4	4.7
Repurchase of common stock	(142.1)	(25.5)

Net Cash Used for Financing Activities	(141.7)	(20.8)

Effect of Exchange Rate Changes on Cash	0.9	2.2

Net Decrease in Cash and Cash Equivalents	(40.9)	(4.2)
Cash and Cash Equivalents - Beginning of Year	213.0	153.6

Cash and Cash Equivalents - End of Period	$172.1	$149.4

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “foreseeable,” “estimate,” “target,” “expect,” “predict,” “plan,” “project,” “intend,” “likely,” “possible,” “will,” “would,” “should,” “could,” “may,” “continue” and similar expressions are intended to identify forward-looking statements.

RESULTS OF OPERATIONS

For the first quarter of 2008, our revenue was $464.1 million, up 2.7% from $451.9 million in the first quarter of 2007. Revenue growth in our Transport and Services segments was partially offset by a decline in our Broadband segment.

Consolidated gross margin decreased 2.8 percentage points to 38.3% in the first quarter, compared with 41.1% in the first quarter of 2007. The impact from a product-mix shift was partially offset by cost reductions.

Operating expenses increased by $2.0 million to $164.5 million in the first quarter of 2008, compared with $162.5 million in the first quarter of 2007. Expenses from restructuring activities were partially offset by cost reductions.

Net earnings for the first quarter of 2008 were $16.6 million or $0.04 per share (basic and diluted) compared with $25.5 million or $0.06 per share (basic and diluted) in the same period of 2007.

Revenue (in millions)

	First Quarter
	2008	2007	Change
Products	$408.0	$410.0	($2.0)
Services	56.1	41.9	14.2

Total revenue	$464.1	$451.9	$12.2

Revenue from products decreased $2.0 million in the first quarter of 2008 compared with the first quarter of 2007. The decrease in the quarter was due to lower Broadband segment revenue partially offset by higher Transport segment revenue. Broadband segment revenue was lower from our access and managed access products, partially offset by higher revenue from data products. Revenue from our Transport segment was higher from our Tellabs® 7100 optical transport systems (OTS), partially offset by lower revenue from our Tellabs® 5500 digital cross-connect.

Services revenue increased $14.2 million in the first quarter of 2008 compared with the same period in 2007. During the quarter, our revenue increased from professional services, deployment and support services.

On a geographic basis, revenue from customers in North America was $349.5 million in the first quarter of 2008, up 2.4% from a year ago. Revenue from customers outside North America was $114.6 million in the first quarter of 2008, up 3.7% from a year ago.

Gross Margin

	First Quarter
	2008	2007	% Point Change
Products	40.5%	43.2%	(2.7%)
Services	22.6%	21.2%	1.4%
Consolidated	38.3%	41.1%	(2.8%)

Our products margin decreased in the first quarter compared with the same period in 2007. The decrease was primarily due to a product mix shift, which contained fewer Tellabs 5500 digital cross-connects and more Tellabs 7100 OTS, partially offset by cost improvements.

Our services margin increased in the first quarter of 2008 compared with the first quarter of 2007, primarily due to increased revenue from higher-margin professional services.

Operating Expenses (in millions)

	First Quarter			Percent of Revenue
	2008	2007	Change	2008	2007
Research and development	$80.7	$84.5	$(3.8)	17.4%	18.7%
Sales and marketing	43.4	45.8	(2.4)	9.4%	10.1%
General and administrative	26.1	26.6	(0.5)	5.6%	5.9%

Subtotal	150.2	156.9	(6.7)	32.4%	34.7%

Intangible asset amortization	5.6	5.6	—
Restructuring and other charges	8.7	—	8.7

Total operating expenses	$164.5	$162.5	$2.0

Operating expenses increased by $2.0 million to $164.5 million in the first quarter of 2008, compared with $162.5 million in the first quarter of 2007. Total operating expenses increased due to our restructuring and other charges for the first quarter of 2008. These charges were for severance and facility-related costs and reflect our $100 million cost-reduction program, announced in the first quarter of 2008, to better align our operating expenses with current revenue and market conditions.

All other categories of operating expenses decreased this quarter compared to the prior year quarter, as a result of headcount reductions and other cost savings associated with the $100 million cost-reduction program.

Other Income (in millions)

	First Quarter
	2008	2007	Change
Interest income, net	$9.9	$11.8	$(1.9)
Other income, net	0.6	0.3	0.3

Total	$10.5	$12.1	$(1.6)

Interest income, net, was lower in the first quarter of 2008 compared with the first quarter of 2007 due to lower invested balances and lower interest rates. Other income, net was higher in the first quarter of 2008 due primarily to net gains of $1.4 million from the sale of investments in marketable securities and $0.3 million from the sale of a long-term equity investment. Our gains were partially offset by a charge of $0.8 million for an other-than-temporary impairment from investments in marketable securities and a charge of $0.6 million for the write-down of a long-term equity investment.

Income Taxes

Our effective tax rate was 30.5% for the first quarter of 2008, compared with a rate of 28.2% in the first quarter of 2007. The change in our rate was primarily attributable to the exclusion of a benefit for U.S. research and development credits in the current year due to the expiration of the statute, partially offset by a shift in earnings to lower tax jurisdictions.

Segments

Segment Revenue (in millions)

	First Quarter
	2008	2007	Change
Broadband	$202.1	$218.7	(7.6)%
Transport	205.9	191.3	7.6%
Services	56.1	41.9	33.9%

Total revenue	$464.1	$451.9	2.7%

Segment Profit (Loss)* (in millions)

	First Quarter
	2008	2007	Change
Broadband	$8.7	$(14.8)	NM
Transport	79.2	110.9	(28.6)%
Services	13.7	9.9	38.4%

Total segment profit	$101.6	$106.0	(4.2)%

*	We define segment profit (loss) as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of purchased deferred stock compensation and intangibles, restructuring and other charges, and the impact of equity-based compensation (which contains restricted stock and performance stock units granted after June 30, 2006, and stock options).

Broadband

Revenue

Revenue from our Broadband segment was $202.1 million in the first quarter of 2008, down $16.6 million from the prior-year quarter. Revenue declines from our access and managed access products were partially offset by growth from our data products.

First quarter access revenue decreased to $99.9 million in 2008 from $121.2 million in 2007. Access revenue was lower for the quarter for copper-based platforms and from one major customer transitioning from a broadband passive optical network (BPON) to a gigabit passive optical network (GPON). Our access revenue decrease was partially offset by higher revenue from our optical network terminal (ONT). Approximately 69% of access revenue came from fiber-based platforms in the first quarter of 2008, with the balance coming from copper-based platforms.

Managed access revenue declined to $58.8 million in the first quarter of 2008 from $68.7 million in the same quarter of 2007. Revenue decreased in the quarter due to lower demand for our Tellabs® 8100 managed access system primarily in the EMEA region that was partially offset by higher revenue from our Tellabs® 6300 SDH transport products from a diversified customer base.

Data product revenue was $43.4 million in the first quarter of 2008, up 50.7% from $28.8 million in the first quarter of 2007. Our data product revenue increased from new customers in several geographic regions outside North America for wireless backhaul applications and from existing customers in North America.

Segment Profit (Loss)

Our Broadband segment profit was $8.7 million in the first quarter of 2008, compared with a loss of $14.8 million in the first quarter of 2007. The increase in our segment profit for the quarter was primarily due to lower product costs and lower expenses from a reduction in headcount, partially offset by lower revenue.

Transport

Revenue

Revenue from our Transport segment grew by $14.6 million to $205.9 million in the first quarter of 2008, compared with $191.3 million in the first quarter of 2007. Our revenue growth in the quarter was driven by the continued rollout of our Tellabs 7100 OTS with a reconfigurable optical add/drop multiplexer (ROADM) and a new network buildout we began this year with a major North American service provider. This growth was partially offset by lower revenue from our Tellabs 5500 digital cross-connects.

During the first quarter of 2008, approximately 44% of the Tellabs 5500 digital cross-connect product revenue came from new systems, system expansions and system upgrades. The remaining balance of 56% consisted of port-card growth on the installed base. We shipped approximately 2.3 million T-1 equivalents during the first quarter of 2008 and approximately 2.4 million T-1 equivalents during the first quarter of 2007.

Segment Profit

Our Transport segment profit was $79.2 million in the first quarter of 2008, down from $110.9 million in the first quarter of 2007. The decrease for the quarter was due to a product mix shift, which contained fewer Tellabs 5500 digital cross-connects and other mature Transport products and more Tellabs 7100 optical transport systems.

Services

Revenue

Revenue from our Services segment grew by $14.2 million to $56.1 million for the first quarter of 2008, compared with $41.9 million in the first quarter of 2007. During the quarter, our revenue increased from professional services, as well as deployment and support services that include revenue for the rollout of our Tellabs 7100 optical transport systems.

Segment Profit

Our Services segment profit was $13.7 million for the first quarter of 2008, up $3.8 million from the first quarter of 2007. The increase for the first quarter was due to higher revenue, including higher-margin professional and support services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,153.8 million as of the end of the first quarter of 2008, which decreased by $64.7 million during the quarter. The decrease in the first quarter was primarily driven by cash used to repurchase our common stock, partially offset by cash from operating activities for the quarter of $82.1 million.

During the first quarter of 2008, we repurchased a total of 21.5 million shares of our common stock at a cost of $141.8 million. Our repurchases include $111.5 million under our $600 million repurchase program, $29.9 million under our $300 million share repurchase program and $0.4 million under our 10b5-1 share repurchase program. During the first quarter we completed our $300 million share repurchase program.

Since 2005, we repurchased 92.9 million shares of our common stock at a cost of $802.7 million under all stock repurchase programs.

We provide no assurance that we will continue our repurchase activity and we may change our repurchase activity in the future. We cannot estimate the timing of any such change or the impact on our cash, cash equivalents and marketable securities.

Based on historical performance and current forecasts, we believe that our cash and marketable securities will satisfy our working capital needs, capital expenditures and other liquidity requirements related to our existing operations for the next twelve months. Future available sources of working capital, including cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Our current policy is to use our liquidity, financial strength and stability to expand our business, potentially through acquisitions, to repurchase our common stock and to fund our business operations. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.

CONSOLIDATED NON-GAAP STATEMENTS OF INCOME (1)

(Unaudited)

	First Quarter
In millions, except per-share data	3/28/08	3/30/07	Change
Revenue
Products	$408.0	$410.0
Services	56.1	41.9

Total revenue	464.1	451.9	2.7%

Cost of Revenue
Products	242.1	232.5
Services	42.4	32.0

Total cost of revenue	284.5	264.5

Gross Profit	179.6	187.4	-4.2%

Gross profit as a percentage of revenue	38.7%	41.5%	-6.7%

Gross profit as a percentage of revenue - products	40.7%	43.3%	-6.1%
Gross profit as a percentage of revenue - services	24.4%	23.6%	3.4%

Operating Expenses
Research and development	78.0	81.4
Sales and marketing	41.8	44.2
General and administrative	24.1	24.6

Total operating expenses	143.9	150.2

Operating Earnings	35.7	37.2

Other Income
Interest income, net	9.9	11.8
Other income, net	0.9	0.3

Total other income	10.8	12.1

Earnings Before Income Tax	46.5	49.3
Income tax expense	(14.9)	(14.8)

Net Earnings	$31.6	$34.5

Net Earnings Per Share
Basic	$0.08	$0.08

Diluted	$0.08	$0.08

Weighted Average Shares Outstanding
Basic	407.9	438.2

Diluted	408.9	443.2

(1)	In addition to reporting financial results in accordance with U.S. generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP statements of income as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP statements of income eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company’s management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company’s core business as an indicator of future operational and financial performance. The Company’s management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.’s statements of income, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP statements of income.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

	First Quarter 2008 (a)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$286.2	$(1.7)	$284.5

Gross Profit	177.9	1.7	179.6

Operating Expenses	164.5	(20.6)	143.9

Other Income	10.5	0.3	10.8

Income Tax Expense	(7.3)	(7.6)	(14.9)

Net Earnings	$16.6	$15.0	$31.6

Earnings Per Share - Basic	$0.04	$0.04	$0.08
Earnings Per Share - Diluted	$0.04	$0.04	$0.08

	First Quarter 2007 (b)
	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$266.0	$(1.5)	$264.5

Gross Profit	185.9	1.5	187.4

Operating Expenses	162.5	(12.3)	150.2

Income Tax Expense	(10.0)	(4.8)	(14.8)

Net Earnings	$25.5	$9.0	$34.5

Earnings Per Share - Basic	$0.06	$0.02	$0.08
Earnings Per Share - Diluted	$0.06	$0.02	$0.08

Note: Equity-based compensation expense includes restricted stock and performance stock units granted after June 30, 2006 and stock options.

(a)	The $1.7 million charge to Cost of Revenue reflects equity-based compensation.

The $20.6 million charge to Operating Expenses reflects $6.3 million for equity-based compensation, $5.6 million for amortization of purchased intangible assets and $8.7 million of restructuring expenses.

The $0.3 million charge to other income reflects a $0.6 million write-down of a long-term equity investment offset by a $0.3 million gain on a sale of a long-term equity investment.

(b)	The $1.5 million charge to Cost of Revenue reflects equity-based compensation.

The $12.3 million charge to Operating Expenses reflects $6.7 million for equity-based compensation and $5.6 million for amortization of purchased intangible assets.